Exhibit 10.1

Executive service agreement

Vista Gold Australia Pty Ltd
Managing Director

Level 31, Queen & Collins Tower, 376-390 Collins Street Melbourne 3000 Australia	T +61 3 9603 3555 F +61 3 9670 9632
GPO Box 4190 Melbourne 3001

www.hallandwilcox.com.au

Executive service agreement

Contents

1	Definitions and interpretation		4
	1.1	Definitions	4
2	Appointment		8
	2.1	Appointment	8
3	Executive’s Duties		8
	3.1	Executive’s obligations	8
	3.2	Reporting	9
	3.3	Hours of work	9
4	Location and travel		10
	4.1	Location	10
	4.2	Travel	10
5	Continuation of terms and conditions		10
6	Remuneration		10
	6.1	Base Salary	10
	6.2	Salary payments	10
	6.3	Base Salary includes benefits	11
	6.4	Salary reviews	11
	6.5	Directors’ fees	11
7	Superannuation		11
	7.1	The Company superannuation contributions	11
8	Other entitlements		11
	8.1	Reimbursement of expenses	11
	8.2	Mobile telephone	11
	8.3	Laptop computer and other technological devices	12
9	Incentive arrangements		12
10	Initial Incentive Arrangements		12
11	Leave entitlements		12
12	National Employment Standards		13
13	Privacy		13
14	Intellectual Property		14
	14.1	Ownership of Intellectual Property	14
	14.2	Assignment of Intellectual Property	14
15	Moral rights		14
	15.1	Moral rights	14
	15.2	Consent	14
16	Media contact		15

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17	Confidentiality		15
	17.1	Obligation of confidence	15
	17.2	Use and disclosure	15
	17.3	Return of Documents	15
	17.4	No release	16
18	Exclusive employment and conflict of interest		16
19	Restraint		16
20	Drug and alcohol testing		16
21	Performance Review		17
22	Suspension		17
23	Termination		17
	23.1	Notice of termination	17
	23.2	Payment in lieu of notice and garden leave	17
	23.3	Change of Control Payment	18
	23.4	Immediate termination	18
	23.5	Redundancy	18
	23.6	Obligation of reasonable assistance	19
	23.7	Obligations of the Executive on termination of employment	19
	23.8	Resignation of directorships	19
24	Monitoring and surveillance		19
25	Medical examinations		20
26	Compliance with laws		20
27	Waiver		20
	27.1	No waiver	20
	27.2	Waiver must be in writing	20
28	Counterparts		21
29	Fair Work Information Statement		21
30	Severability		21
31	Entire agreement		21
32	Amendment		21
33	Governing law and jurisdiction		21
	33.1	Governing law	21
	33.2	Jurisdiction	21

Schedule 1 - Executive’s Duties			22

Signing page			1

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Executive service agreement

Date	September 12, 2026

Parties

Vista Gold Australia Pty Ltd ACN 117 327 509 (Company)

Gavin Ferguson (Executive)

Recitals

A	The Executive will commence employment with the Company on the Commencement Date in the Position.

B	The Company and the Executive have agreed to enter into this agreement to set out the terms and conditions of the Executive’s employment.

The parties agree

1	Definitions and interpretation

1.1	Definitions

In this agreement:

Board means the board of directors of Vista Gold as constituted from time to time.

Business means the business carried on by the Company and/or the Group in the development of gold and exploration mining projects.

Business Day means a day that is not a Saturday, Sunday or public holiday in the State or Territory where the Executive will be employed.

CEO means the Chief Executive Officer of Vista Gold.

Change of Control means any transaction at any time and by whatever means pursuant to which:

(a)	in respect of Vista Gold, any transaction at any time and by whatever means pursuant to which:

(i)	Vista Gold goes out of existence, except for any corporate transaction or reorganisation in which the proportionate voting power among holders of securities of the entity resulting from such corporate transaction or reorganisation is substantially the same as the proportionate voting power of the holders of Vista Gold’s voting securities immediately prior to such corporate transaction or reorganisation;

(ii)	any person or any group of two or more persons acting jointly or in concert (other than Vista Gold, a Group Company, or an employee benefit plan of a Group Company, including the trustee of any such plan acting as trustee) acquires the direct or indirect beneficial ownership of, or the right to exercise control or direction over, securities of Vista Gold representing 50% or more of its then issued and outstanding common shares, in any manner whatsoever, including as a result of a take-over bid, an exchange of securities, an amalgamation, an arrangement, a capital reorganisation or any other business combination;

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(iii)	the sale, assignment or other transfer of all or substantially all of the assets, directly or indirectly, of Vista Gold to a person other than a Group Company;

(iv)	the dissolution or liquidation of Vista Gold, except in connection with the distribution of assets to one or more Group Companies;

(v)	the occurrence of a transaction requiring approval of Vista Gold’s shareholders whereby Vista Gold is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, arrangement or otherwise (other than a short form amalgamation or exchange of securities with a Group Company); or

(vi)	any transaction or series of related transactions in which, within six months of the date of the last such transaction, the individuals who, prior to the first such transaction, constituted the entire Board cease to constitute at least a majority of the Board;

(vii)	a change in the composition of the Board, which occurs at a single meeting of the shareholders of Vista Gold, such that individuals who are members of the Board immediately prior to such meeting cease to constitute at least a majority of the Board, without the Board, as constituted immediately prior to such meeting, having approved of such change; or

(b)	in respect of the Company, any transaction or series of related transactions after which a person other than Vista Gold or a Group Company (or a successor to Vista Gold that is not itself the subject of a Change of Control under paragraph (a)) acquires the right to control the Company, to elect or appoint a majority of the directors of the Company, or to acquire all or substantially all of the assets of the Company, provided that no Change of Control occurs under this paragraph (b) where, immediately after the transaction, Vista Gold or a Group Company (or a successor to Vista Gold that is not itself the subject of a Change of Control under paragraph (a)) continues to hold, directly or indirectly, securities carrying a majority of the votes that may be cast at a general meeting of, and of the Company representing 50% or more of its then issued and outstanding voting shares, or otherwise retains the ability to control the management and affairs of, the Company or, where the Company does not survive the transaction, the entity that holds those assets.

Notwithstanding paragraphs (a) and (b), the Board may determine, in its sole discretion, that the establishment of, or contribution of assets or interests to, any joint venture, partnership, strategic alliance or similar commercial arrangement shall not constitute a Change of Control.

Commencement Date means September 7, 2026.

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Confidential Information includes any trade secrets, patents (actual or pending), formulas, designs and the like relating to the business affairs of any Group Company, its customers, clients or suppliers, or any person whose confidential information the Executive accesses or obtains as a result of the Executive’s employment with the Company. Without limitation, this includes:

(a)	any information concerning the accounts, marketing plans, sales plans, prospects, research, management, financing, products, inventions, designs, suppliers, clients, customers, management information systems, computer systems or processes of any Group Company or its customers, clients or suppliers;

(b)	any database, data surveys, client lists, customer lists, supplier lists, specifications, drawings, records, reports, software or other documents, material or information, whether in writing or otherwise, of or concerning a Group Company or its clients, customers or suppliers; and

(c)	any confidential information which the Executive obtains for or from any third party or any Group Company under the terms of any confidentiality agreement,

but does not include information that:

(d)	the Executive can prove by contemporaneous written documents was in the lawful possession of the Executive before the Company had any dealings with the Executive or was independently generated by the Executive or on behalf of the Executive;

(e)	is in the public domain otherwise than as a result of a breach of clause 17 or any other obligation of confidentiality owed by the Executive to the Company, Vista Gold or any Group Company or

(f)	was lawfully obtained by the Executive from any other source that was legally entitled to disclose it and without restriction on further disclosure.

Corporations Act means the Corporations Act 2001 (Cth).

Documents means any document or material regardless of form that contains, refers to or stores Confidential Information, including emails, abstracts, memoranda, notes, correspondence, records, photographs, drawings, plans, papers, magnetic tapes, computer software or any other documents or medium capable of recording or storing information.

Dollars or $ means Australian dollars unless explicitly stated otherwise.

Duties means the duties and responsibilities of the Position as described in Schedule 1 to this agreement or as otherwise determined by the Company from time to time.

Engage in means to participate, assist or otherwise be directly or indirectly involved, concerned or interested as a member, shareholder, unitholder, director, consultant, adviser, contractor, principal, agent, manager, executive, beneficiary, partner, practitioner, associate, trustee, investor, financier, fiduciary or in any other capacity.

Group means:

(a)	Vista Gold;

(b)	the Company;

(c)	any Related Body Corporate of the Company; and

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(d)	any entity in which Vista Gold, the Company or any of its Related Bodies Corporate has a direct or indirect interest (including where that direct or indirect interest is held as trustee or responsible entity).

Group Company means any member of the Group.

Immediate Family means:

(a)	the spouse (including former spouse), de facto partner (including former de facto partner), child, parent, grandparent, grandchild, or sibling of the Executive; or

(b)	the child, parent, grandparent, grandchild or sibling of the spouse or de facto partner of the Executive.

Intellectual Property includes trademarks, copyright, patents, and designs, whether existing now or in the future and whether or not registered or registrable and includes any rights subsisting in or relating to trade secrets, know how, inventions, discoveries, geographical indications of origin, circuit layouts, programming tools, object code, source code, methods, techniques, recipes, formulae, algorithms, modules, libraries and databases and includes the right to apply for the registration or grant of any intellectual property.

Location means Ground Floor – 16 Ord Street, West Perth, WA 6005.

Material Adverse Change means:

(a)	the restructuring of the Executive’s duties in a manner that is substantially inconsistent with and materially diminishes the Executive’s position;

(b)	a material reduction of Executive’s Base Salary or other compensation;

(c)	the Company relocating the Executive’s primary work location to any location more than 100 kilometres away from the Executive’s primary work location as of the date of this agreement,

(d)	but does not include a resignation by the Executive as a director or officer of a company other than the Company or Vista Gold during the Employment, either at the request of the Company or Vista Gold or at the initiative of the Executive.

Position means the position of the Managing Director of the Company.

Related Body Corporate has the meaning given in section 50 of the Corporations Act.

Superannuation Law means any requirement under the Superannuation Guarantee (Administration) Act 1992 (Cth), Superannuation Guarantee (Administration) Regulations 1993, Superannuation Industry (Supervision) Act 1993 (Cth), Superannuation Industry (Supervision) Regulations 1994, Superannuation Guarantee Charge Act 1992 (Cth), and any other present or future legislation, regulations or ordinances that govern the imposition of the superannuation guarantee charge.

Vista Gold means Vista Gold Corp., of which the Company is a wholly owned subsidiary.

Works means any literary or artistic work or other subject matter protected under the Copyright Act 1968 (Cth), as amended from time to time, or under any other laws protecting any such work or other subject matter in any applicable jurisdiction.

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(b)	Interpretation

In this agreement, headings are inserted for convenience only and do not affect the interpretation of this agreement and unless the context otherwise requires:

(a)	the singular includes the plural and vice versa;

(b)	if a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(c)	the meaning of general words is not limited by specific examples introduced by ‘includes’, ‘including’, ‘for example’, ‘such as’ or similar expressions;

(d)	a reference to a document, including this agreement, is to the document or instrument as amended, varied, novated, supplemented or replaced from time to time;

(e)	a party includes the party’s successors and permitted transferees and assigns and, if a party is an individual, includes executors and personal legal representatives;

(f)	a reference to a person includes an individual, a partnership, a corporation or other corporate body, a joint venture, a firm, a trust, an association (whether incorporated or not), a government and a government authority or agency;

(g)	a reference to a statute, code or other law includes any regulations and other instruments under them and consolidations, amendments, re-enactments or replacements of any of them;

(h)	all monetary amounts are in Australian dollars, unless otherwise stated and a reference to payment means payment in Australian dollars; and

(i)	if the day on or by which something must be done is not a Business Day, that thing must be done on the next Business Day.

2	Appointment

2.1	Appointment

The Company appoints the Executive to the Position from the Commencement Date.

3	Executive’s Duties

3.1	Executive’s obligations

The Executive must:

(a)	undertake the Duties;

(b)	exercise the powers, authorities and discretions appropriate to the roles and responsibilities that the Board, the CEO or the Company may from time to time delegate to the Executive, including working in any additional capacities or working within another Group Company;

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(c)	conform to, observe and comply with the directions, restrictions and regulations of the Company and Vista Gold made or given by the Board, the CEO or the Company from time to time;

(d)	be appropriately attired in public and at all times conduct themselves in accordance with the highest standards of morality, honesty, fairness and in accordance with the values of Vista Gold and the Company;

(e)	faithfully serve the Company and use the Executive’s best endeavours to promote the interests and reputation of Vista Gold, the Company and the Group;

(f)	not commit any act or do anything which might tend to bring themselves, Vista Gold, the Company or the Group into public disrepute, contempt, scandal, or ridicule, or which might tend to reflect unfavourably on Vista Gold, the Company, the Group or their employees;

(g)	devote the whole of the Executive’s time and abilities during normal working hours, and at such other times as may be reasonably necessary for the proper performance of the Duties;

(h)	comply with the policies and procedures of Vista Gold, the Company and the Group (Group Policies), as introduced, communicated, varied and replaced by the Group from time to time. However, the Group Policies are not incorporated into and do not form part of this agreement. For the avoidance of doubt, nothing in this clause limits the Executive’s obligation to comply with the Group Policies.

(i)	comply with those policies and procedures of third parties that Vista Gold or the Company is bound to comply with as communicated by Vista Gold or the Company from time to time. However, those policies and procedures are not incorporated into and do not form part of this agreement. For the avoidance of doubt, nothing in this clause limits the Executive’s obligation to comply with those policies and procedures.

(j)	not, without prior written consent of the Board or CEO, accept any appointment as a director or other officer of any company, committee or charity; and

(k)	comply with all of the Executive’s legal obligations to the Company that arise under the Corporations Act, common law and any other relevant legislation, ministerial directions and standards issued by government or other relevant authority that apply to the Company.

3.2	Reporting

The Executive will report directly to the CEO of Vista Gold or any other person nominated by the Board from time to time.

3.3	Hours of work

(a)	The Executive’s ordinary hours of work are 38 hours per week plus such reasonable additional hours as are necessary for the proper performance of the Duties.

(b)	The Executive is required to attend to the Duties during the Company’s ordinary business hours of 7:30am to 4:30pm Monday to Friday, and at such other times as may be reasonably necessary for the proper performance of the Duties.

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(c)	The Executive acknowledges that due to the nature of their role and the Company’s business, the Executive may be required to monitor, read, contact and/or respond to contact, or attempted contact, from Vista Gold or the Company (or third party if the contact relates to their work) outside of the Executive’s working hours and agrees that they will not unreasonably refuse to do so. The Executive acknowledges that their total remuneration includes an amount to compensate for this requirement.

4	Location and travel

4.1	Location

The Executive’s principal place of work is the Location or any other location as reasonably determined by Vista Gold or the Company from time to time.

4.2	Travel

(a)	The Executive may be required to travel both interstate and overseas in order to complete the Duties.

(b)	The Executive acknowledges that no additional remuneration is payable in respect of any travel required to perform the Duties and that the Executive must not refuse a reasonable request to travel.

5	Continuation of terms and conditions

This agreement will continue to apply to the Executive’s employment with the Company despite any change to the Position, Duties, Location or the Executive’s reporting arrangements.

6	Remuneration

6.1	Base Salary

The Company will pay $580,000 per annum (gross) to the Executive (Base Salary). The Base Salary includes all payments and benefits that the Company is legally obliged to provide to the Executive, excluding superannuation.

6.2	Salary payments

The Company will pay the Executive’s salary payments bi-monthly in arrears, or at any other intervals as agreed between the parties, into a bank account nominated by the Executive.

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6.3	Base Salary includes benefits

To the extent permitted by law, if any award or statutory entitlement requires the Company to provide the Executive with any benefit (including payment for each hour worked, annual leave loading, pay period specifications, overtime and/or penalty rates, allowances or other applicable conditions under any legislation, award, enterprise agreement, collective agreement or certified agreement other than superannuation), the Executive agrees that:

(a)	the Base Salary is specifically set off against, applied to and absorbs that benefit; and

(b)	that benefit forms part of the Base Salary.

6.4	Salary reviews

Vista Gold will review the Base Salary annually in accordance with its usual remuneration practices. Any remuneration increase will be at the Board’s sole discretion and the Board is under no obligation to grant any remuneration increase.

6.5	Directors’ fees

The Base Salary is inclusive of, and no additional remuneration is payable for, the Executive acting as a director of Vista Gold, the Company or any other Group Company.

7	Superannuation

7.1	The Company superannuation contributions

The Company will make such superannuation contributions to a superannuation fund for your benefit up to the maximum contribution base as will avoid the Company being required to pay the superannuation guarantee charge under superannuation legislation with respect to the Executive.

8	Other entitlements

8.1	Reimbursement of expenses

Following the production of appropriate receipts, the Company will, in accordance with the Company’s policies, reimburse the Executive for reasonable travelling, accommodation and general expenses that the Executive incurs in performing the Duties.

8.2	Mobile telephone

The Company will reimburse the Executive for the Executive’s reasonable mobile telephone expenses, including the cost of a new phone in accordance with technology replacement policies.

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8.3	Laptop computer and other technological devices

(a)	The Executive will be provided with a laptop computer or other similar technological device (Technological Devices) to assist in the performance of the Duties. The Technological Devices are the property of the Company and are provided for work related purposes. Personal use should be kept to a minimum.

(b)	Unless otherwise directed by the Company, the Executive is required to perform all business related work on the Technological Devices.

(c)	The Executive is required to use the Technological Devices in accordance with the Company’s policies and procedures, as amended from time to time, and the Executive’s obligations under this agreement.

9	Incentive arrangements

(a)	The Executive may be eligible to participate in an incentive scheme as notified to the Executive by the Company from time to time.

(b)	Subject to the terms of the incentive scheme, incentive payments are entirely discretionary and will be paid to the Executive at the sole and absolute discretion of the Company and subject to Board approval. A payment made to the Executive under an incentive scheme does not create any entitlement to receive any future incentive payment.

(c)	For the avoidance of doubt, unless expressly provided otherwise in this agreement, any entitlement to a payment under an incentive scheme does not form part of the Executive’s remuneration and is not included for the purpose of calculating payment in lieu of notice of termination, leave entitlements or any other entitlement under this agreement.

(d)	Other than in the event of a Change of Control or unless otherwise determined by the Board, no incentive payment will be paid if, on the due date for payment, the Executive’s employment has ended.

10	Initial Incentive Arrangements

(a)	Upon the Executive’s commencement of employment, Vista Gold will grant the Executive 600,000 restricted stock units (RSUs), of which one-third (1/3) will vest 12 months after the Commencement Date, one-third (1/3) will vest 24 months after the Commencement Date and the remaining one-third (1/3) will vest 36 months after the Commencement Date.

(b)	The grant of the RSUs is subject to, and governed by, the terms of Vista Gold’s Long Term Equity Incentive Plan as adopted on adopted on May 3, 2010, as amended May 6, 2015, May 2, 2019, and March 5, 2023 and any applicable grant documentation.

(c)	If a Change of Control or Material Adverse Change occurs, the unvested RSUs granted under this clause 10 will immediately vest in full.

11	Leave entitlements

(a)	The Executive will be entitled to leave in accordance with the Fair Work Act 2009 (Cth) and other applicable legislation, including but not limited to annual leave, paid and unpaid personal/carer’s leave, compassionate leave, parental leave, community service leave, jury service leave, paid family and domestic violence leave and long service leave.

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(b)	Annual leave may be taken by the Executive at a time and for a period agreed between the Executive and the CEO. All requests by the Executive to take annual leave must be authorised by the CEO.

(c)	The Company may require the Executive to take a period of annual leave:

(i)	if the Company shuts down the part of the business in which the Executive works for any reason, for example during the Christmas/New Year period. If the Executive does not have credited annual leave to cover the shutdown period, the Executive may be required to take unpaid leave; or

(ii)	in accordance with applicable legislation.

(d)	If the Executive needs to take (or needed to take) personal/carer’s leave (paid or unpaid), the Executive must notify the Company as soon as practicable but at least within the first hour of the Executive’s expected time of starting work. The Executive should also provide the CEO with an indication of when the Executive expects to return to work.

(e)	In accordance with applicable legislation, the Company may require that the Executive submit reasonable documentation with respect to any personal or carer’s leave.

12	National Employment Standards

If any term of this agreement is less favourable to the Executive than the National Employment Standards, the National Employment Standards will prevail over the term to the extent that the term is less favourable. However, the National Employment Standards are not incorporated into and do not form part of this agreement.

13	Privacy

(a)	The Executive consents to Vista Gold and the Company collecting, using and disclosing the Executive’s personal information, as defined in the Privacy Act 1988 (Cth), for any purpose relating to the Executive’s employment.

(b)	The Executive consents to Vista Gold and the Company disclosing the Executive’s personal information to third parties where necessary for reasons relating to the Executive’s employment or the conduct and administration of the Company’s or the Group’s business or as required by applicable law or legal process. Third parties may include the US Securities and Exchange Commission, NYSE American Stock Exchange, Toronto Stock Exchange, British Columbia Securities Commission, Australian Tax Office, Australian Securities and Investments Commission, superannuation fund trustees and administrators, the Company’s financial and legal advisers and law enforcement bodies. A third party may also be another company within the corporate group of which the Company is a member and may be located overseas.

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14	Intellectual Property

14.1	Ownership of Intellectual Property

The Company solely and exclusively owns any Intellectual Property that is developed, conceived, created, discovered, produced or otherwise generated by the Executive, either individually or otherwise, during the course of the Executive’s employment with the Company, regardless of whether or not the Intellectual Property is created during work hours, on work premises or using the Company’s equipment.

14.2	Assignment of Intellectual Property

(a)	By executing this agreement, the Executive agrees to:

(i)	assign to the Company (where applicable and at the Company’s expense) any right, title and interest in and to any of the Intellectual Property referred to in clause 14.1; and

(ii)	do all things necessary, including sign all documents, required to perfect the assignment referred to in clause 14.2(a)(i).

(b)	The Executive’s obligations under this clause 14, survive the termination of the Executive’s employment with the Company.

15	Moral rights

15.1	Moral rights

The Company acknowledges and agrees that the Executive may have the following rights in relation to Works that the Executive is the author of:

(a)	the right of attribution of authorship;

(b)	the right not to have authorship falsely attributed; and

(c)	the right of integrity of authorship.

15.2	Consent

(a)	In relation to all Works of which the Executive is the author, the Executive consents to the Company or another Group Company, whichever is applicable, doing or failing to do anything which might otherwise infringe the rights referred to in clause 15.1.

(b)	The Executive further agrees to provide any additional or supplementary consents the Company may require in respect of the rights referred to in clause 15.1.

(c)	The Executive confirms that the consent given in clauses 15.2(a) and 15.2(b) are given genuinely and will continue after the Executive’s employment with the Company ceases.

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16	Media contact

The Executive must comply with any Group Policies regarding engagement with the media, or social media, relating to any matter affecting Vista Gold, the Company or the Group. After the Executive’s employment with the Company ceases, the Executive will not make any comments relating to any matter affecting the Company, Vista Gold or the Group to the media or via social media.

17	Confidentiality

17.1	Obligation of confidence

Both during the employment and after the Executive’s employment with the Company ceases the Executive must:

(a)	maintain the confidential nature of the Confidential Information;

(b)	not publish, part with the possession of or disclose or otherwise provide to any person any Confidential Information except in accordance with clause 17.2;

(c)	not use the Confidential Information for the Executive’s own benefit or to the competitive disadvantage of the Company or the Group; and

(d)	not copy or allow the copying of any Confidential Information.

17.2 Use and disclosure

(a)	The obligations of confidence in clause 17.1 do not apply to the extent that:

(i)	the Executive has a need to use the Confidential Information in the performance of the Duties;

(ii)	Vista Gold or the Company has given the Executive prior written authorisation to disclose certain Confidential Information in particular circumstances; or

(iii)	the Executive is required by law to disclose specific Confidential Information provided that Vista Gold and the Company must be given reasonable prior notice by the Executive of any proposed disclosure.

(b)	The Executive must immediately notify Vista Gold and the Company of any potential, suspected or actual unauthorised access, disclosure, copying or use of the Confidential Information or breach of this clause 17.

17.3	Return of Documents

All Documents remain the sole and exclusive property of the Company. If the Company at any time requests it (whether during the employment or after the termination of the Executive’s employment with the Company), the Executive must return to the Company or destroy all Documents in the Executive’s possession, power or control, as directed by the Company.

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17.4	No release

Return or destruction of the Documents under clause 17.3 does not release the Executive from the obligations under this clause 17.

18 Exclusive employment and conflict of interest

(a)	Unless the Executive has the prior written consent of Vista Gold and the Company, the Executive must work exclusively for and be employed exclusively by the Company or another Group Company (as the case may be) until the employment ends.

(b)	During the Executive’s employment, the Executive must not, without the prior written consent of Vista Gold:

(i)	have any interest, direct or indirect and whether by way of shareholding (except as the holder of not more than five percent of the issued capital of any company whose shares are listed on a recognised stock exchange) or otherwise, in any business, firm or entity which is involved or engaged in a business the same or similar to a business carried on by the Company or the Group;

(ii)	undertake any other trade, business or profession or become an employee, agent or contractor of any other person or entity;

(iii)	hold any directorship or other office or accept any other appointment to any other entity or body.

(c)	The Executive must avoid situations where personal interest may conflict with the interests of the Company, the Group or their customers or clients. If any conflict arises the Executive must immediately notify the Board and CEO.

19	Restraint

19.1	Non-solicitation of employees

During the course of the Executive’s employment with the Company and for six months after the Executive’s employment ends, the Executive must not directly or indirectly, without the prior written consent of the Company, induce, persuade or encourage or attempt to induce, persuade or encourage any person who is an employee or contractor of the Company or any other Group Company with whom the Executive has had a direct working relationship, to leave their employment with, or to cease doing work for, the Company or any other Group

20	Drug and alcohol testing

(a)	The Executive must not attend work whilst under the influence of drugs and/or alcohol as it may pose significant risks to workplace health and safety and impede the ability of the Executive to properly perform their role.

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(b)	The Executive acknowledges that if the Company reasonably suspects the Executive to be intoxicated or under the influence of drugs and/or alcohol, the Executive can be directed to cease work without remuneration and intoxication may constitute grounds for disciplinary action.

(c)	It is Company policy to subject all staff to drug and alcohol testing, periodically and as needed.

21	Performance Review

On a progressive basis, the Board and CEO will carry out a formal review of the Executive’s performance. It is intended that this meeting be a two-way forum for open discussion.

22	Suspension

(a)	If the Company is required to investigate allegations of misconduct or serious misconduct involving the Executive, it may suspend the Executive with pay while it carries out that investigation.

(b)	The CEO may at any time during that suspension direct the Executive to perform no work or to perform duties different to the Duties. A suspension or direction to perform duties different to the Duties under this clause does not of itself constitute a Material Adverse Change.

23	Termination

23.1	Notice of termination

(a)	Either party may terminate the Executive’s employment by giving the other party 6 months’ notice in writing. The Executive remains entitled to receive the Executive’s Base Salary, incentives and any other accrued entitlements up to the date of termination.

(b)	The amount of notice is inclusive of any statutory entitlement a party has to notice of termination of employment.

23.2	Payment in lieu of notice and garden leave

If the Executive’s employment is terminated:

(a)	under clause 23.1(a), the Company at its sole discretion may elect to make a proportionate payment of the Base Salary in lieu of notice (or part of any notice);

(b)	to the extent permitted by law, require the Executive to take annual leave during the notice period; and

(c)	require the Executive to undertake any alternative duties and responsibilities as the Company requires, including undertaking no duties, during all or part of the notice period.

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23.3	Change of Control Payment

If, within 6 months after a Change of Control, either

(i)	the Company terminates the Executive’s employment (other than where the Company is entitled to terminate the Executive’s employment immediately under the clause headed Immediate Termination) or

(ii)	the Executive terminates the Executive’s employment as a result of a Material Adverse Change,

the Executive will be entitled to receive a further amount, payable in addition to, and not in substitution for, any payment in lieu of notice under clause 23.2, equal to the Executive’s compensation for a period of 12 months from the date of termination (Change of Control Benefit Period), calculated as the sum of:

(a)	the Base Salary that the Executive would have received during the Change of Control Benefit Period; and

(b)	an amount calculated by reference to the average percentage of Base Salary paid to the Executive under the short term incentive plan in the 2 years preceding the date of termination, or, if the Executive has completed less than 2 years’ employment with the Company, the target percentage specified in the applicable short term incentive grant (excluding any stretch component), prorated for the portion of the calendar year that includes the Change of Control Benefit Period.

23.4	Immediate termination

The Company may at its sole discretion terminate the Executive’s employment immediately and without notice if at any time the Executive:

(a)	commits any act which may detrimentally affect Vista Gold, the Company or the Group, including but not limited to a breach of clause 16 of this agreement, an act of dishonesty, fraud, wilful disobedience, misconduct or breach of duty;

(b)	wilfully, persistently or materially breaches this agreement;

(c)	is charged with or convicted of a criminal offence or of an offence involving fraud, deception, dishonesty or misleading conduct;

(d)	is unable, in the reasonable opinion of the Company, to perform the duties under this agreement because of incapacity, alcohol or drug addiction or other substance abuse; or

(e)	does any act that justifies summary dismissal at common law.

23.5	Redundancy

Should the Executive’s employment be terminated by reason of redundancy, the Executive may be entitled to severance pay in accordance with applicable legislation.

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23.6	Obligation of reasonable assistance

Where either the Company or the Executive gives notice terminating the Executive’s employment, the Executive must during any period of notice of termination continue to act in accordance with this agreement and do all things necessary and reasonably requested by the Company to provide assistance to the Company and facilitate the transfer of the Duties.

23.7	Obligations of the Executive on termination of employment

(a)	The Executive agrees that clauses 14, 15, 16, 17 and 19 survive the termination of the Executive’s employment with the Company.

(b)	On termination of the Executive’s employment, the Executive:

(i)	must return to the Company all property of Vista Gold, the Company or the Group in the Executive’s possession or control including but not limited to all Documents, laptop computers, mobile telephones, Technological Devices, corporate credit cards, modes of access and keys;

(ii)	must continue to comply with clauses 14, 15, 16, 17 and 19 of this agreement, to the extent those clauses survive termination;

(iii)	agrees to authorise the Company in writing to withhold from any payments owing by the Company to the Executive, any amounts the Executive owes the Company; and

(iv)	must complete and execute any necessary documents to state that the Executive is no longer employed by the Company.

23.8	Resignation of directorships

(a)	If on the termination of the Executive’s employment the Executive is a director or other officer of the Company or another Group Company, or at the request of the Company is a director or other officer of a company in which the Company or another Group Company has an interest or relationship, the Executive must resign as a director or officer of that company as soon as practicable after the termination of the Executive’s employment.

(b)	The Executive irrevocably appoints the Company Secretary of the Company, or any other employee nominated by the Company or the Group, as attorney to sign any documents required to give effect to the Executive’s resignation from the Executive’s position as director or officer as described in clause 23.8(a).

(c)	If the Executive’s employment is terminated and the Executive resigns as a director or other officer, as contemplated in clause 23.8(a), the Executive has no entitlement to any compensation for the loss of that office.

24	Monitoring and surveillance

As a condition of using communication and information technology systems of the Company, Vista Gold or any Group Company, the Executive consents to the Company and/or Vista Gold carrying out continuous monitoring, recording and surveillance of all communications, and all use of, information technology systems and electronic resources (including telephone conversations, emails and internet access) in the course of the Executive’s employment and when using resources of the Company outside work.

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25	Medical examinations

The Executive agrees:

(a)	to participate fully in medical examinations and drug and alcohol testing (at the Company’s cost) as required by the Company; and

(b)	that the Company may obtain and use the results of these examinations for any purpose relating to the Executive’s employment.

26	Compliance with laws

(a)	The exercise of or compliance with any discretion, right or obligation under this agreement is subject to compliance with all applicable laws, rules and regulations which apply to the Company or Vista Gold, including the Corporations Act, and the securities laws of Australia, the United States, Canada and British Columbia.

(b)	If this agreement provides for a payment on termination of the executive’s employment and this payment that is greater than permitted under the Corporations Act without the need to obtain any form of shareholder approval, then the Company will:

(i)	use its best endeavours to obtain such shareholder approval as is required to give effect to an obligation on the Company; or

(ii)	reduce the amount to the level permitted without the need for that shareholder approval to be obtained, if it is not reasonably practicable to obtain shareholder approval or if shareholder approval is not obtained.

27	Waiver

27.1	No waiver

No failure to exercise or delay in exercising any right given by or under this agreement to a party constitutes a waiver and the party may still exercise that right in the future. No single or partial exercise of any right precludes any other or further exercise of that or any other right.

27.2	Waiver must be in writing

Any waiver of any provision of this agreement or a right created under it must be in writing signed by the party giving the waiver and is only effective to the extent set out in that written waiver.

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28	Counterparts

This agreement may be signed in any number of counterparts. All counterparts executed separately when taken together constitute one agreement and counterparts executed separately may be consolidated into a single document.

29	Fair Work Information Statement

The Executive acknowledges receipt from the Company of a Fair Work Information Statement. However, the Fair Work Information Statement is not incorporated into and does not form part of this agreement.

30	Severability

If any provision of this agreement is void, voidable by a party, unenforceable, invalid or illegal and would not be so if a word or words were omitted, then that word or those words are to be severed and if this cannot be done, the entire provision is to be severed from this agreement without affecting the validity or enforceability of the remaining provisions of this agreement.

31	Entire agreement

This agreement constitutes the entire agreement between the parties about its subject matter and supersedes all previous communications, representations, understandings or agreements between the parties on the subject matter.

32	Amendment

This agreement may only be amended or varied by a document in writing signed by each party.

33	Governing law and jurisdiction

33.1	Governing law

This agreement is governed by the laws in force in Western Australia.

33.2	Jurisdiction

The parties submit to the nonexclusive jurisdiction of the courts of Western Australia and the Federal Court of Australia and any courts that may hear appeals from those courts about any proceedings in connection with this agreement.

EXECUTED as an agreement.

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Executive service agreement

Schedule 1- Executive’s Duties

The Managing Director will be an integral part of the Vista Gold executive team reporting to the President and CEO of Vista Gold Corp. (“Vista Gold”). With the CEO and the CFO, the Managing Director will be a member of the Executive Committee of Vista Gold.

The Managing Director will:

-	Be Vista Gold’s senior executive in Australia and the lead executive of Vista Gold Australia Pty Ltd (the “Company”).

-	Work with CEO and CFO of Vista Gold to develop and execute effective corporate strategies, workplans, and budgets.

-	Provide leadership and accountability for the timely completion of permitting, engineering and design, construction and commencement of operation of the Mt Todd gold project in Northern Territory, Australia (the “NT”).

-	Oversee development of an appropriate organization structure and the recruitment, training, and development of senior management.

-	Build high-functioning executive, project management and operating teams to ensure the successful execution of the Mt Todd gold project and establish the expectation and achievement of standards of excellence. Work with CEO of Vista Gold to ensure effective integration of North American and Australian teams.

-	Direct the implementation and continual improvement of health, safety, environment and social performance best practices.

-	Oversee the Company’s budgetary and financial controls and reporting, ensuring the efficient and ethical conduct of Vista’s business in Australia and communication of financial matters to Vista Gold.

-	Ensure timely receipt of and compliance with applicable project permits and authorizations.

-	Establish relationships of trust with NT and Federal government officials, local stakeholders, and aboriginal leaders in the NT.

-	Work with others in the Vista team to develop and execute an effective Australian IR strategy.

-	Engage with leaders of opinion to improve the reputation and recognition of the Vista Gold name in Australia.

-	Support and participate in Australia and International IR and fundraising initiatives.

-	Ensure that the Company has proper and functioning administrative policies, systems, controls and reporting.

-	Ensure timely and accurate completion of regulatory filings and exchange related reports, as applicable, in Australia and oversee delivery of reporting information required by Vista Gold for filings in other jurisdictions.

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-	Review, approve and recommend Company budgets for Vista Gold approval and ensure that authorized programs and activities are completed with established budgets.

-	Provide accurate and timely feedback to the Vista Gold executive team and Board of Directors.

-	Engage with institutional investors, lenders and others as part of the project financing process.

-	Work with selected advisors, counsel and internal team to achieve a secondary listing on the ASX if this option is selected as part of the project financing strategy.

-	Oversee the selection process of key contractors/suppliers and lead negotiations of associated contracts.

-	Develop a strong organizational presence in the NT and direct the implementation of HR programs/resources and the organizational culture to attract and retain a qualified and motivated workforce

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Executive Services Agreement - Gavin Ferguson - Managing Director - execution version

Executive service agreement

Signing page

EXECUTED by VISTA GOLD AUSTRALIA PTY
LTD ACN 117 327 509 in accordance with
section 127 of the Corporations Act 2001 (Cth) by
being signed by the following officers:

/s/ Frederick H. Earnest	/s/ Julie Jones
Signature of director	Signature of company secretary

Frederick H. Earnest	Julie Jones
Name of director (please print)	Name of company secretary (please print)

SIGNED by Gavin Fergusonin the presence of:

/s/ Julie Jones	/s/ Gavin Ferguson
Signature of witness	Signature of Gavin Ferguson

Julie Jones
Name of witness (please print)

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